SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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GENUITY INC.
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(Name of Registrant as Specified in Its Charter)

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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3 Van de Graaff Drive Burlington, Massachusetts 01803 October 19, 2000

Dear Stockholder:

You are cordially invited to attend a special meeting of the holders of our Class A common stock to be held on Thursday, November 16, 2000 at the AMC Empire 25 Theater, 234 West 42nd Street, New York, New York 10036. At this meeting, the holders of our Class A common stock are being asked to elect twelve directors.

     Your board of directors recommends that you vote your shares of Class A common stock for the nominees for director. You should read with care the enclosed proxy statement that describes the nominees and presents other important information about the election. Whether or not you plan to attend the special meeting, we ask that you please complete, sign, date and promptly return the accompanying proxy in the enclosed, self-addressed postage paid envelope or, if you prefer, vote by proxy over the Internet or by telephone using the instructions on the enclosed proxy.

     I thank you for your support.

Sincerely, /s/ PAUL R. GUDONIS Paul R. Gudonis Chairman of the Board and Chief Executive Officer

NOTICE OF SPECIAL MEETING OF CLASS A STOCKHOLDERS

November 16, 2000

     We are holding a special meeting of the holders of our Class A common stock at the AMC Empire 25 Theater, 234 West 42nd Street, New York, New York 10036, on Thursday, November 16, 2000 at 8:00 a.m., local time, for the sole purpose of electing twelve directors.

     Only stockholders of record at the close of business on September 18, 2000 are entitled to notice of and to vote at the special meeting and any and all adjournments or postponements thereof.

By Order of the Board of Directors, /s/ IRA H. PARKER IRA H. PARKER, General Counsel and Secretary

Burlington, Massachusetts
October 19, 2000

     It is important that your shares of Class A common stock be represented at the special meeting. Whether or not you plan to attend the special meeting in person, we recommend that you complete, sign, date and promptly return the accompanying proxy in the enclosed self-addressed postage paid envelope or, if you prefer, vote by proxy over the Internet or by telephone using the instructions on the enclosed proxy.

     We are limiting admittance to the special meeting to stockholders who are eligible to vote and their authorized representatives. Those beneficial owners that hold shares of our Class A common stock through an intermediary, such as a bank or broker, will be admitted upon proof of ownership.

GENUITY INC.
3 Van de Graaff Drive
Burlington, Massachusetts 01803

PROXY STATEMENT

QUESTIONS AND ANSWERS

Q: When and where is the special meeting?

We will be holding a special meeting of the holders of the Class A common stock of Genuity Inc. on Thursday, November 16, 2000 at 8:00 a.m., local time, at the AMC Empire 25 Theater, 234 West 42nd Street, New York, New York 10036.

This proxy statement and the enclosed form of proxy will be mailed together to the holders of our Class A common stock on or about October 19, 2000.

Q: What am I being asked to vote on at the special meeting?

We are asking the holders of our Class A common stock to elect twelve directors.

Q: Why am I being asked to elect the directors at a special meeting?

We are required by the memorandum opinion and order adopted by the Federal Communications Commission in connection with their approval of the merger of Bell Atlantic and GTE Corporation to hold a special meeting not later than nine months after the completion of our initial public offering in order that the holders of our Class A common stock may elect all of our directors, except for the director that is elected annually by the holders of our Class B common stock.

Q: How does the board of directors of Genuity recommend I vote on this proposal?

The board of directors recommends that you vote “FOR” all of the nominees for director.

Q: Who is entitled to vote at the special meeting?

You are entitled to vote at the special meeting if you owned shares of our Class A common stock as of the close of business on September 18, 2000, the record date for the special meeting. On September 18, 2000, there were issued and outstanding 173,913,000 shares of our Class A common stock.

Q: What vote of the stockholders is needed to elect directors?

Each share of Class A common stock is entitled to one vote with respect to each matter on which it is entitled to vote. Our directors are elected by a plurality of votes, which means that the nominees who receive the greatest number of votes will be elected.

Q: What do I need to do now?

You should carefully read this proxy statement and then complete, sign, date and promptly return the accompanying proxy. We have provided a self-addressed postage paid envelope for your convenience. If you prefer, rather than mailing back the accompanying proxy, you can vote by proxy over the Internet or by telephone using the instructions on the enclosed proxy or you can attend the special meeting and vote your shares of Class A common stock in person.

Q: What do I do if my shares of Class A common stock are held in “street name” at a bank or brokerage firm?

If your shares of Class A common stock are held in street name by a bank or brokerage firm as your nominee, your bank or broker will send you a separate package describing the procedure for voting your shares. You should follow the instructions provided by your bank or brokerage firm.

Q: What happens if I sign, date and return the proxy but forget to indicate how I want my shares of Class A common stock voted?

If you sign, date and return your proxy and do not mark how you want to vote, your proxy will be counted as a vote “FOR” all of the nominees for directors.

Q: What happens if I do not instruct my broker how to vote or if I mark “abstain” on the proxy?

If you mark your proxy “abstain,” you will have no effect on the outcome of voting on the election of directors. If you do not instruct your broker how to vote, your broker will vote your shares for you at his or her discretion.

Q: Can I change my mind after I have mailed in my signed proxy?

Yes. If you do not hold your shares of Class A common stock in street name, there are three ways that you may withdraw your proxy at any time before the vote at the special meeting takes place: (1) you may return to the Secretary of Genuity another duly executed and signed proxy bearing a later date; (2) you may deliver a written revocation of your proxy to the Secretary of Genuity; or (3) you may attend the special meeting, or any adjournment or postponement thereof, in person and vote your shares of Class A common stock covered by the proxy. You should note that if you rely on the third option, simply attending the special meeting will not revoke your proxy. If you hold your shares of Class A common stock in street name, then you should follow the instructions provided by your brokerage firm in this respect.

The mailing address for the Secretary is: Genuity Inc., 3 Van de Graaff Drive, Burlington, Massachusetts 01803, Attention: Ira H. Parker, General Counsel and Secretary.

Q: Who should I call if I have any additional questions?

You may call our Shareholder Relations Department at 781-262-3544.

SPECIAL MEETING

     The enclosed form of proxy is solicited on behalf of the board of directors of Genuity Inc. for use at the special meeting of the holders of our Class A common stock to be held at the AMC Empire 25 Theater, 234 West 42nd Street, New York, New York 10036, on Thursday, November 16, 2000 at 8:00 a.m., local time, and at any adjournments or postponements thereof.

     The first mailing of this proxy statement and the accompanying form of proxy to stockholders will occur on or about October 19, 2000.

SOLICITATION OF PROXIES

     The enclosed form of proxy is solicited on behalf of the board of directors of Genuity. The expense of soliciting proxies will be borne by Genuity. In addition to this mailing, our officers and regular employees may communicate directly, electronically or by mail or telephone with stockholders to solicit proxies. These officers and employees will not receive any compensation for their services other than their regular salaries, but may be reimbursed for out-of-pocket expenses incurred in connection with soliciting proxies. We will also reimburse brokers and other persons for their reasonable charges and expenses in forwarding soliciting materials to beneficial owners of our Class A common stock. Genuity has also retained D.F. King &Co., Inc. to aid in the solicitation of proxies at a fee of $7,500 plus expenses.

     The proxies named in the form of proxy have been designated by the board of directors of Genuity. Whether or not you plan to attend the special meeting in person, we ask that you please complete, sign, date and promptly return the accompanying proxy in the enclosed self-addressed postage paid envelope or vote by proxy over the Internet or by telephone using the instructions set forth below and on the enclosed proxy. Your shares of Class A common stock represented by the enclosed form of proxy, when properly executed and delivered, will be voted as directed therein. If, after sending in your proxy, you decide to vote in person or desire to change or revoke your proxy, you may do so by following the procedures set forth below.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

     The specific proposals to be considered and acted upon at the special meeting are summarized in the accompanying Notice of Special Meeting of Class A Stockholders and elsewhere in this proxy statement.

OUTSTANDING SHARES ON RECORD DATE

     The holders of record of shares of our Class A common stock at the close of business on September 18, 2000 are entitled to receive notice of and to vote at the special meeting. As of that date, there were issued and outstanding 173,913,000 shares of our Class A common stock.

QUORUM AND VOTING REQUIREMENTS

     The presence, either in person or by proxy, of the holders of record of shares representing a majority of the votes entitled to be cast on a matter is necessary to constitute a quorum for action on that matter. Once a share of Class A common stock is represented for any purpose at the special meeting, those shares are deemed present for quorum purposes for the remainder of the special meeting. Abstentions will be counted as present for the purpose of determining the presence of a quorum for the transaction of business.

     Each share of Class A common stock and Class B common stock is entitled to one vote on all matters submitted to our stockholders generally, except as otherwise required by law. As mandated by the memorandum opinion and order adopted by the Federal Communications Commission on June 16, 2000 in connection with their approval of the merger of Bell Atlantic and GTE Corporation, which order included conditions related to establishing Genuity as an independent corporation, only the holders of our Class A common stock are entitled to notice of or to vote at the special meeting. The Class A common stock does not have cumulative voting rights. The votes cast at the special meeting, either by proxy or in person, will be counted by an entity appointed by Genuity to act as the inspector of election for the special meeting.

     The twelve nominees to be elected by the holders of our Class A common stock who receive the greatest number of affirmative votes will be elected as directors. The inspector of election will count the total number of votes cast “FOR” each nominee for the purpose of determining whether sufficient affirmative votes have been cast. Abstentions will not have any effect on the outcome of voting on the election of directors.

VOTING AND REVOCATION OF PROXIES

     We recommend that you vote by proxy if even if you plan to attend the special meeting. If you are a registered holder of Class A common stock, you may vote by proxy in three ways:

• By Telephone. You can vote your shares of Class A common stock by calling the number on the enclosed proxy and following the recorded instructions. Our telephone voting option is available twenty four hours a day. If you vote by telephone, you do not need to return the enclosed proxy.

• By Internet. You can also choose to vote your shares of Class A common stock over the Internet by going to the web site noted on the enclosed proxy and following the instructions. Our Internet voting option is available twenty four hours a day. If you vote over the Internet, you do not need to return the enclosed proxy.

• In Writing. You may also complete, sign, date and return the enclosed proxy in the self-addressed postage paid envelope provided.

     Under Delaware law, a stockholder of a Delaware corporation may authorize another person to act as proxy for such stockholder by means of an electronic transmission, either over the Internet or by telephone, so long as the electronic transmission contains, or is submitted with, information from which it can be determined that the transmission was authorized by the stockholder. The Internet and telephone voting procedures that we are using are designed to authenticate stockholders by use of a personal identification number. The procedures allow stockholders to appoint a proxy to vote their shares of Class A common stock and to confirm that their instructions have been properly recorded. If you hold shares in street name, you should check the voting form used by your bank or brokerage firm to see if it offers voting by proxy over the Internet or by telephone.

     If you do not hold your shares of Class A common stock in street name, you may revoke your proxy at any time before is it voted at the special meeting by: (i) returning to the Secretary of Genuity another duly executed proxy bearing a later date; (ii) delivering a written revocation to the Secretary of Genuity; or (iii) attending the special meeting or any adjournment or postponement thereof and voting in person the shares of Class A common stock represented by the proxy. You should note, however, that if you rely on the third option, simply attending the special meeting will not revoke your proxy. If you hold your shares of Class A common stock in street name, then you should follow the instructions provided by your bank or brokerage firm in this respect.

     The shares of Class A common stock represented by the enclosed form of proxy, when duly executed and delivered to Genuity, and not properly revoked, will be voted at the special meeting as directed therein. If a proxy is duly executed and received by the Secretary of Genuity, but no instructions are indicated, then the proxy will be voted “FOR” the election of all of the nominees for director named herein

RECOMMENDATION OF BOARD OF DIRECTORS

     The board of directors of Genuity recommends that you vote your shares of Class A common stock “FOR” the election of all of the nominees for director named in this proxy statement.

ELECTION OF DIRECTORS

     Our by-laws provide that our board of directors will consist of no less than three persons and no more than twenty one. As required by the memorandum opinion and order adopted by the Federal Communications Commission in connection with their approval of the merger of Bell Atlantic and GTE Corporation, after our initial public offering, our board of directors consisted of six persons, including four persons that previously had not been employees or directors of Bell Atlantic, GTE Corporation or any of their respective affiliates. This same order also required that, within ninety days of the completion of our initial public offering, our board of directors be expanded to thirteen members, with the four unaffiliated directors appointing seven additional directors who have no prior relationship to Bell Atlantic or GTE Corporation to fill the vacancies caused by this increase. Accordingly, our board of directors is currently fixed at thirteen persons.

     We are also required by this order to hold a special meeting not later than nine months after the completion of our initial public offering in order that the holders of our Class A common stock may elect our directors, other than the director elected annually by the holder or holders of our Class B common stock, as follows:

(i) four Class I directors, whose terms of office will expire at the annual meeting of stockholders in 2001;

(ii) four Class II directors, whose terms of office will expire at the annual meeting of stockholders in 2002; and

(iii) four Class III directors, whose terms of office will expire at the annual meeting of stockholders in 2003.

     The term of each director shall be subject to the election and qualification of his successor and to his earlier death, resignation or removal. All nominees for director have indicated their willingness to serve if elected and all nominees are currently directors of Genuity. If any nominee for director named herein for election becomes unavailable for any reason, it is intended that the persons named in the proxy will vote for the election of such other person in his or her stead as may be designated by our board of directors. Our board of directors is not aware of any reason that might cause any nominee for director to be unavailable. The nominees for directors are as follows:

NOMINEES FOR DIRECTOR — TERMS EXPIRING 2001

Philippe P. Dauman
Age: 46
Director since June 2000

     Mr. Dauman has served as Chairman and Chief Executive Officer of DND Capital Partners, L.L.C., a private equity firm, since May 2000. From January 1996 to May 2000, Mr. Dauman was Deputy Chairman and Executive Vice President of Viacom, Inc., a diversified entertainment company. Prior to January 1996, Mr. Dauman served as Executive Vice President, General Counsel and Chief Administrative Officer of Viacom, Inc. Mr. Dauman is a director of Viacom, Inc., Blockbuster, Inc. and Lafarge Corporation. Mr. Dauman received his B.A. from Yale University and received his J.D. from Columbia University School of Law.

Duncan M. Davidson
Age: 47
Director since June 2000

     Mr. Davidson has served as Senior Vice President, Business Development of InterTrust, a software development company, since July 1997. Before joining InterTrust, Mr. Davidson was managing partner of Gemini McKenna, an alliance between Gemini Consulting and Regis-McKenna, Inc., and The McKenna Group, from August 1995 to July 1997. From April 1989 to August 1995, Mr. Davidson was also Vice President of Gemini Consulting, the management consulting arm of Cap Gemini, a systems integrator, and its predecessor, The MAC Group. Mr. Davidson is a founder of Covad Communications, a telecommunications company providing digital subscriber line services, and serves on its board of advisors. Mr. Davidson received a Sc.B. in Physics-Mathematics from Brown University and a J.D. from the University of Michigan.

John W. Gerdelman
Age: 48
Director since June 2000

     Mr. Gerdelman has served as a managing member of Morton Group, LLC, a partnership investing in early stage companies, since September 1999. From April 1999 to September 1999, Mr. Gerdelman served as Chief Executive Officer of USA.Net, an electronic messaging services company. From September 1994 to April 1999, Mr. Gerdelman served as President—Network Services of MCI Communications Corporation, a telecommunications company. Mr. Gerdelman serves as a director of Sycamore Networks, Inc. Mr. Gerdelman received a B.S. in Chemistry from the College of William and Mary.

Debra L. Lee
Age: 46
Director since June 2000

     Ms. Lee has served as President and Chief Operating Officer of BET Holdings, Inc., a media company, since March 1996. From 1986 to 1996, Ms. Lee served as Executive Vice President and General Counsel of BET Holdings, Inc. Ms. Lee is a director of Eastman Kodak Company. Ms. Lee holds an A.B. from Brown University, a M.P.P. from the John F. Kennedy School of Government and a J.D. from Harvard Law School.

NOMINEES FOR DIRECTOR — TERMS EXPIRING 2002

Paul J. Collins
Age: 63
Director since September 2000

Mr. Collins retired in October 2000 as Vice Chairman of Citigroup, a financial services company, where he had served as Vice Chairman since the formation of Citigroup in 1998. From 1988 to 1998, Mr. Collins served as Vice Chairman and a member of the board of directors of Citicorp and Citibank. Mr. Collins is a director for the Kimberly-Clark Corporation and Nokia Corporation. Mr. Collins holds a B.B.A from the University of Wisconsin and a M.B.A from Harvard University.

John H. Dasburg
Age: 57
Director since September 2000

     Mr. Dasburg has served as President and Chief Executive Officer of Northwest Airlines since 1990. Prior to joining Northwest Airlines, Mr. Dasburg served as President of Marriott’s Lodging Group and Executive Vice President of Marriott Corporation. Prior to his tenure at Marriott, he was a partner with KPMG Peat Marwick, an international public accounting firm. Mr. Dasburg is a director of the St. Paul Companies, Northwest Airlines and KLM Royal Dutch Airlines. Mr. Dasburg holds a B.S. in Engineering, a M.B.A. and a J.D. from the University of Florida.

Gordon Eubanks
Age: 53
Director since September 2000

     Mr. Eubanks has served as President and Chief Executive Officer of Oblix, Inc., a software development company, since April 1999. From 1984 to 1999, Mr. Eubanks was President and Chief Executive Officer of Symantec Corporation, a software utility development company. Mr. Eubanks was the founder of C&ESoftware, which merged with Symantec in 1984. Mr. Eubanks has a B.S. in Engineering from Oklahoma State University and a M.S. in Computer Science from the Naval Postgraduate School in Monterey, California.

Benson P. Shapiro
Age: 59
Director since September 2000

     Mr. Shapiro has served as President of B. P. Shapiro, Inc., a business consulting firm, since 1972. Until 1997, he was the Malcolm P. McNair Professor of Marketing at the Harvard Business School. He continues to teach there in several executive programs. Professor Shapiro is a director of United Stationers. Professor Shapiro holds a B.S. in Chemical Engineering from the University of Michigan and a M.B.A. and D.B.A. from Harvard University.

NOMINEES FOR DIRECTOR — TERMS EXPIRING 2003

Jeffrey M. Cunningham
Age: 48
Director since September 2000

     Mr. Cunningham has served as Senior Partner of Schroders/IFP, a venture capital firm specializing in eFinance, since September 2000. From 1998 to May 2000, Mr. Cunningham was with CMGI, Inc., an Internet technology holding company, where he served as President of Internet Media Group and President and Chief Executive Officer of Zip2 and MyWay. From 1980 to 1998, Mr. Cunningham was a group publisher with Forbes, Inc. Mr. Cunningham serves as a director for Schindler Holdings, Countrywide Mortgage, Pagenet and Bankrate. Mr. Cunningham holds a B.A. from Binghamton University and is a graduate of the Finance Executive Program at the Wharton School.

Paul R. Gudonis
Age: 46
Director since April 2000

     Mr. Gudonis has served as our Chairman and Chief Executive Officer since April 2000. From 1994 to March 2000, he served in various executive positions with Genuity, including most recently as President of Genuity beginning in July 1998, one year after GTE Corporation acquired BBN Corporation. From 1990 to 1994, he served as Vice President/General Manager—International of the Communications Industry Group of EDS Corporation. Prior to 1990, Mr. Gudonis served as a senior executive at several venture-backed start-up companies in the Boston, Massachusetts area specializing in software and telecommunications services. Mr. Gudonis serves as a director of Boston Communications Group, Inc., a provider of information technology services to the wireless industry. In addition, he is Vice Chairman of the Massachusetts High Tech Council, a director of the Massachusetts Software and Internet Council and a director of the Massachusetts Telecommunications Council. He is a founding member of the Global Internet Project, a group of Internet chief executive officers who engage in public policy advocacy in support of Internet growth and expansion. Mr. Gudonis holds a B.S. in Electrical Engineering from Northwestern University and a M.B.A. from Harvard Business School.

John R. Harris
Age: 51
Director since September 2000

     Mr. Harris has served as Chairman and Chief Executive Officer of Ztango, Inc., a provider of wireless Internet software, since 1999. From 1973 to 1999, Mr. Harris was with EDS Corporation, an information technology services company, where he served as President-Marketing and Strategy since 1997. From 1990 to 1997, Mr. Harris served as President-Communications Industry Group at EDS Corporation. Mr. Harris serves as a director for Applied Graphics Technology Corporation, Ventiv Health, Inc. and World Commerce Online. Mr. Harris holds a B.B.A. and a M.B.A. from West Georgia University.

Edward D. Horowitz
Age: 52
Director since September 2000

     Mr. Horowitz currently serves as a consultant to Citigroup, a financial services company. From 1997 to August 2000, he served as Chairman of e-Citi, a subsidiary of Citigroup, and was senior advisor on the Internet to the Office of the Chairman and a member of the Management and Investment Committees of Citigroup. Prior to joining Citigroup, Mr. Horowitz was Senior Vice President, Viacom Inc., Chairman and Chief Executive Officer of Viacom Interactive Media and a member of the Viacom Executive Committee. Mr. Horowitz holds a B.S. in Physics from the City College of New York and a M.B.A. from Columbia University.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

     We were previously a wholly owned subsidiary of GTE Corporation and became a public company on June 30, 2000, the same date on which GTE Corporation merged with Bell Atlantic Corporation to form Verizon Communications. As of September 18, 2000, the record date for determining stockholders entitled to notice of and to vote at the special meeting, there were issued and outstanding 173,913,000 shares of our Class A common stock and 18,256,000 shares of our Class B common stock. Verizon Communications holds of record all of our issued and outstanding Class B common stock, which represents 9.5% of our outstanding voting capital stock.

     The following table sets forth information regarding the beneficial ownership of our outstanding Class A common stock as of September 18, 2000 for: (i) each person known by us to own beneficially more than five percent of our issued and outstanding Class A common stock; (ii) each director and each executive officer; and (iii) all directors and executive officers as a group.

     Unless otherwise indicated below, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares of Class A common stock, except to the extent authority is shared by spouses under applicable law. Unless otherwise indicated, each entity or person listed below maintains a mailing address of c/o Genuity Inc., 3 Van de Graaff Drive, Burlington, Massachusetts 01803.

     The number of shares beneficially owned by each stockholder is determined in accordance with the rules of the Securities and Exchange Commission and are not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of our Class A common stock that the stockholder has sole or shared voting of investment power and any shares of our Class A common stock that the stockholder has a right to acquire within sixty (60) days after September 18, 2000 through the exercise of any option, warrant or other right. The percentage ownership of the outstanding Class A common stock, however, is based on the assumption, expressly required by the rules of the Securities and Exchange Commission, that only the person or entity whose ownership is being reported has converted options or warrants into shares of Class A common stock.

	Shares of Class A Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Number	Percent of Class
Executive Officers and Directors
Paul R. Gudonis	100,000	*
Joseph C. Farina	23,500	*
Daniel P. O’Brien	8,400	*
Ira H. Parker	8,850	*
Steven H. Blumenthal	2,000	*
Susan H. Bowman	9,400	*
James L. Freeze	4,000	*
Charles J. Gibney	13,400	*
Michael J. Kalagher	9,400	*
Paul A. O’Brien	1,000	*
Richard Stuntz	7,500	*
Paul J. Collins	0	*
Jeffrey M. Cunningham	0	*
John H. Dasburg	0	*
Philippe P. Dauman	100,000	*
Duncan M. Davidson	10,000	*
Gordon Eubanks	0	*
John W. Gerdelman	10,000	*
John R. Harris	0	*
Edward D. Horowitz	0	*
Debra A. Lee	1,000	*
Michael T. Masin	9,000	*
Benson P. Shapiro	0	*
Executive Officers and Directors
as a Group(23 Persons)	317,450	*
Five Percent Stockholders:
Verizon Communications (1)
1095 Avenue of the Americas New York, New York 10036	18,256,000	9.5%

__________
*	Less Than One Percent

(1)	This represents 18,256,000 shares of Class A common stock issuable upon conversion of our Class B common stock.

INFORMATION REGARDING OTHER EXECUTIVE OFFICERS OF THE COMPANY

Name	Age	Position
Joseph C. Farina	51	President and Chief Operating Officer
Daniel P. O’Brien	46	Executive Vice President and Chief Financial Officer
Ira H. Parker	43	Senior Vice President, General Counsel and Secretary
Susan H. Bowman	47	Senior Vice President, Human Resources
James L. Freeze	40	Senior Vice President, Chief Strategy Officer

     Joseph C. Farina has served as our President and Chief Operating Officer since June 2000. From 1998 to June 2000, he served as President and Chief Executive Officer of the Bell Atlantic Data Solutions Group. Mr. Farina was also Executive Vice President-Operations Assurance for Bell Atlantic from 1995 to 1998. From 1993 to 1995, Mr. Farina served as both Vice President-Corporate Business Development of NYNEX Corporation, a Regional Bell Operating Company that is now part of Verizon, and President of the NYNEX Network Systems Company. Prior to that, Mr. Farina served as President of NYNEX Properties and Vice President-Operations of NYNEX Mobile Communications. Mr. Farina holds a B.S. from Fordham University and a M.B.A. from St. John’s University.

     Daniel P. O’Brien has been our Executive Vice President and Chief Financial Officer since June 2000. From June 1998 to June 2000, Mr. O’Brien served as Executive Vice President-Finance and Chief Financial Officer of GTE Corporation. From July 1997 to June 1998, he served as Vice President and Treasurer of GTE Corporation, and from October 1995 to July 1997 he served as Assistant Treasurer-Capital Markets for GTE Service Corporation. Prior to 1993, when he joined the Treasury Department of GTE Corporation, Mr. O’Brien held several positions with the Electrical Products Group of GTE Corporation, including Vice President-Controller of European Lighting in Geneva, Switzerland from August 1991 to January 1993. Mr. O’Brien holds a B.S. in Chemistry from Boston College and a M.B.A. from the University of Chicago.

     Ira H. Parker has been our Senior Vice President, General Counsel and Secretary since June 2000. From November 1997 to June 2000, he served as Vice President and General Counsel with Genuity. In 1999, in addition to his General Counsel position at Genuity, Mr. Parker was appointed Vice President and Deputy General Counsel of GTE Service Corporation. From July 1993 to November 1997, Mr. Parker was a partner in the Washington, D.C. office of the law firm of Alston & Bird. Prior to 1993, Mr. Parker served in a number of positions with the United States Federal Deposit Insurance Corporation, including Assistant General Counsel for Litigation and Policy from August 1989 to May 1992 and Deputy General Counsel for Litigation for the Resolution Trust Corporation from May 1992 to June 1993. Mr. Parker holds a B.A. from Brooklyn College and a J.D. from Emory University.

     Susan H. Bowman has been our Senior Vice President, Human Resources since June 2000. From September 1999 to June 2000, Ms. Bowman served as Vice President, Human Resources for Genuity and GTE Technology Service Corporation. Prior to that time, she held several positions with GTE Corporation, including serving as the Director of Staffing and Development for GTE Service Corporation from August 1995 to September 1997. From September 1994 to August 1995, Ms. Bowman served as the Strategic Human Resources Business Partner for the Network Operations Group. From December 1993 to September 1994, she served as the Director of Incentive Compensation for GTE Telephone Operations. Ms. Bowman holds a Ph.D. in industrial/organizational psychology from the University of South Florida.

     James L. Freeze served as a Director from April 2000 until June 2000 and has been our Senior Vice President and Chief Strategy Officer since June 2000. From August 1999 to June 2000, he served as Vice President of Business Development for Genuity. From July 1998 to August 1999, he served as a senior telecommunications analyst at Forrester Research, Inc., an Internet research firm. From June 1997 to June 1998, Mr. Freeze served as Vice President of Sales and Marketing of Genuity, Inc., an Internet service provider and web hosting company that we acquired in June 1998. In April 2000, we changed our name from GTE Internetworking Incorporated to Genuity Inc. Prior to 1997, he held several positions with CompuServe Inc., a worldwide provider of network access hosting and Internet services to the business and consumer markets, including Director of Marketing and Business Development from January 1995 to May 1997 and Group Manager from June 1994 to December 1994. Mr. Freeze holds a B.S. and M.A. from Ohio State University and a J.D. from Capital University.

INFORMATION WITH RESPECT TO BOARD OF DIRECTORS

Committees and Meetings

     We have established an audit committee comprised of Messrs. Dauman, Davidson and Gerdelman and Ms. Lee, each of which is an independent director. The audit committee has the authority to recommend the appointment of our independent auditors and to assist our board of directors in its review of the results and scope of audits, internal accounting controls and other accounting related matters.

     We intend to form an executive compensation committee. The executive compensation committee will have the authority to approve salaries and bonuses and other compensation matters for our officers and consultants, to approve employee benefit plans and to administer our stock option plans.

     Since June 30, 2000, the date we first became a publicly traded company, our board of directors has held two meetings. We have had one meeting of our audit committee. Messrs. Davidson, Gerdelman, Gudonis and Masin each attended all the meetings of the board of directors and Mr. Dauman and Ms. Lee each attended the July 21 meeting. Each member of the audit committee, except Mr. Dauman attended the audit committee meeting held on September 21.

Compensation Committee Interlocks and Insider Participation

     None of our executive officers serves as a member of the board of directors or executive compensation committee of any entity which has one or more executive officers serving as a member of our board of directors.

Director Compensation

     We pay cash compensation to non-employee members of our board of directors in the amount of $30,000 annually. We also reimburse each member of the board of directors for reasonable expenses incurred in connection with attending a meeting of the board of directors or any committee thereof. In addition, non-employee directors who agreed to serve on our board of directors at the time of our initial public offering received options to purchase 30,000 shares of Class A common stock at an exercise price equal to $11.00 per share. In addition, non-employee directors who agreed after our initial public offering to serve on our board of directors received, effective upon their election to the board of directors, options to purchase 30,000 shares of our Class A common stock at an exercise price equal to the fair market value at the time of the grant. We will grant options to purchase 30,000 shares of Class A common stock to each director elected at subsequent annual meetings of stockholders, other than the first annual meeting of stockholders following our initial public offering. Options issued to the directors vest in three equal installments. The first installment immediately vests on the date of grant, but will not become exercisable until the day immediately before the first annual meeting of the stockholders following the date of grant. The second installment vests and becomes immediately exercisable on the day immediately before the second annual meeting of the stockholders following the date of grant. The third installment vests and becomes immediately exercisable on the day immediately before the third annual meeting of the stockholders following the date of grant.

EXECUTIVE COMPENSATION

     The following table shows the cash compensation paid or accrued for the fiscal year ended December 31, 1999 to our chief executive officer and each of our four most highly compensated executives other than the chief executive officer. Our chief executive officer and other executive officers were compensated by GTE Corporation during this period. GTE Corporation will not compensate our officers going forward and therefore this compensation is indicative only of the historical compensation paid by GTE Corporation to these officers and is not indicative of the compensation that Genuity will pay to these individuals in the future.

     The options granted below represent options to acquire common stock of GTE Corporation under the GTE Corporation 1997 Long-Term Executive Incentive Plan. These options were granted in recognition of past service to GTE Corporation. These officers will not receive future option grants of GTE or Verizon.

Summary Compensation Table

	Annual Compensation		Long-Term Compensation
Name and Principal Position	Salary ($)	Bonus ($)(1)	Restricted Stock Awards ($)(2)(3)	Common Stock Underlying Options (#)	LTIP Payments ($)(4)	All Other Compensation ($)(5)
Paul R. Gudonis	349,308	305,300	80,642	43,400	1,027,500	5,000
Chairman and Chief Executive Officer
Charles J. Gibney	289,808	126,200	27,018	15,700	319,300	14,911
Senior Vice President,
Enterprise Solutions
Ira H. Parker	214,404	137,100	21,535	20,900	216,400	7,200
Senior Vice President, General
Counsel and Secretary
David B. Monaghan	221,708	109,700	26,855	12,200	333,800	12,372
Vice President, Finance
Paul A. O’Brien	208,962	88,100	5,506	35,700	0	13,533
Senior Vice President, Sales and Marketing

__________
(1)	These amounts represent the annual bonus received by each executive under the GTE Corporation 1997 Executive Incentive Plan for the year ended December 31, 1999, of which a portion has been deferred into restricted stock units payable at maturity, generally a minimum of three years from the time of deferral, in common stock of GTE Corporation. GTE Corporation restricted stock units will not be granted to these officers in the future.

(2)	The number of restricted stock units received was calculated by dividing the sum of deferrals under (a) the annual bonus and (b) the long term incentive plan payments by the average closing price of the common stock of GTE Corporation on the New York Stock Exchange Composite Transactions Tape for the twenty consecutive trading days following the release to the public of the financial results of GTE Corporation for the fiscal year in which the bonus and long term incentive plan payments were earned. Each executive received matching restricted stock units on the basis of one additional restricted stock unit for every four restricted stock units earned. The dollar value of the matching restricted stock units is based on the average closing price of the common stock of GTE Corporation on the date of grant for each related restricted stock unit as described above. Additional restricted stock units were received on each dividend payment date based upon the amount of the dividend paid and the closing price of the common stock of GTE Corporation on the New York Stock Exchange Composite Transactions Tape on the dividend declaration date.

(3)	The aggregate amount of the restricted stock units as of the end of the year ended December 31, 1999 was 12,416, 1,981, 1,000 and 4,406 for Messrs. Gudonis, Gibney, Parker and Monaghan. The aggregate value of these restricted stock units was $876,104, $139,784, $70,562 and $310,898 for Messrs. Gudonis, Gibney, Parker and Monaghan based solely upon the closing price of the common stock of GTE Corporation on December 31, 1999.

(4)	These amounts represent payments under the GTE Corporation 1997 Long-Term Executive Incentive Plan, of which a portion has been deferred into restricted stock units payable at maturity, generally a minimum of three years from the time of deferral, in common stock of GTE Corporation. These awards became immediately non-forfeitable and payable when the stockholders of GTE Corporation and Bell Atlantic approved the merger. Each payment equaled the average of the performance percentage for each individual for the three award cycles completed prior to the date the merger was approved. We also included in these amounts projected dividends through the end of the award cycle. These executives are no longer eligible to receive restricted stock units of GTE Corporation.

(5)	These amounts consist of contributions under the BBN Corporation Retirement Trust Agreement of $5,000 for Mr. Gudonis and under the GTE Savings Plan of $7,200 for Messrs. Gibney, Parker, Monaghan and O’Brien. This column also includes contributions by GTE Corporation to the GTE Executive Salary Deferral Plan of $7,711, $5,172 and $6,333 for Messrs. Gibney, Monaghan and O’Brien, respectively. These executives are no longer eligible to contribute to the GTE Savings Plan or the GTE Executive Salary Deferral Plan.

Option Grants in Last Fiscal Year

     The following table describes grants of stock options to purchase common stock of GTE Corporation to those executive officers listed in the Summary Compensation Table for the year ended December 31, 1999. These options vest as to one-third of the aggregate number of shares each year, commencing one year after the date of grant. These stock option grants included a replacement stock option feature. This feature provides that, if an executive exercises a stock option by delivering previously owned shares that are sufficient to pay the exercise price plus applicable tax withholdings, the executive will receive an additional one-time stock option grant. The number of shares represented by that option will be equal to the number of previously owned shares surrendered in this transaction. This replacement stock option will be granted with an exercise price equal to the fair market value on the date of grant. No stock appreciation rights were granted for the year ended December 31, 1999. These options were granted in recognition of past service to GTE Corporation. These officers are no longer eligible to receive future option grants of GTE Corporation or Verizon.

     The potential realizable value is calculated based on the term of the option at its date of grant. It is calculated assuming that the fair market value of the common stock of GTE Corporation on the date of grant appreciates at the indicated annual rates compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These numbers are calculated based on the requirements of the Securities and Exchange Commission and do not reflect our estimate of future stock price growth. Individual Grants

	Individual Grants
Name	Common Stock Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price Per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term 5% 10%
Paul R. Gudonis	43,400	*	$65.0313	2/15/2009	$1,774,355	$4,498,105
Charles J. Gibney	15,700	*	65.0313	2/15/2009	642,092	1,627,194
Ira H. Parker	400	*	63.0313	1/10/2009	16,013	40,580
	10,100	*	65.0313	2/15/2009	413,065	1,046,794
	5,600	*	68.7500	9/1/2009	242,123	613,589
	4,800	*	73.8400	11/03/2009	222,312	564,904
David B. Monaghan	12,200	*	65.0313	2/15/2009	498,950	1,264,444
Paul A. O’Brien	8,900	*	65.0313	2/15/2009	363,988	922,422
	20,000	*	66.7500	4/29/2009	839,569	2,127,642
__________

*	Less Than One Percent.

Fiscal Year End Option Values

     The following table provides information for the executive officers listed in the Summary Compensation Table regarding exercises of options for GTE Corporation common stock during the year ended December 31, 1999 and options for GTE Corporation common stock held as of December 31, 1999. The values in the table have been calculated on the basis of the fair market value of the shares of common stock of GTE on December 31, 1999 less the applicable exercise price. These options were granted in recognition of past service to GTE Corporation. These officers are no longer eligible to receive further options grants of GTE Corporation or Verizon.

			Number of Shares of Common Stock Underlying Unexercised Options at Fiscal Year End (#)		Value of Unexercised In-the-Money Options Fiscal Year End ($)
Name	Common Stock Acquired on Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Paul R. Gudonis	0	0	229,075	79,400	$5,426,247	$923,380
Charles J. Gibney	0	0	29,700	15,700	271,947	85,371
Ira H. Parker	6,000	189,750	9,700	20,900	156,111	67,271
David B. Monaghan	6,500	282,750	38,500	12,200	839,048	66,339
Paul A. O’Brien	0	0	15,000	35,700	167,815	122,775

Awards Under Long Term Incentive Plans in Last Fiscal Year

     The following table sets forth grants under the GTE Corporation 1997 Long-Term Executive Incentive Plan to those executive officers listed in the Summary Compensation Table for the year ended December 31, 1999. These executives are no longer eligible to receive further awards under the GTE Corporation 1997 Long-Term Executive Incentive Plan. In addition, any payouts to these executives will be reduced on a pro-rata basis to reflect the executives’departure from GTE Corporation on June 30, 2000.

			Estimated Future Payouts Under Non-Stock Price-Based Plans
Name	Number of Shares, Units or Other Rights (#)	Performance or Other Period Until Maturation or Payout	Threshold (Units)	Target (Units)	Maximum (Units)
Paul R. Gudonis	6,400	Three years	1,798	6,915
Charles J. Gibney	1,800	Three years	506	1,945
Ira H. Parker	2,070	Three years	575	2,211
David B. Monaghan	1,200	Three years	337	1,297
Paul A. O’Brien	1,350	Three years	374	1,438

     The estimated future payouts in the above table are calculated for illustrative purposes only and are based upon the dividend rate and price of the common stock of GTE Corporation at the close of business on December 31, 1999. The target award is the dollar amount derived by multiplying the number of units credited to the participant at the end of the award cycle by the average closing price of the common stock of GTE Corporation as reported on the New York Stock Exchange Composite Transactions Tape during the last twenty business days of the award cycle.

     The maximum amount of the award has intentionally been left blank because it is not possible to determine the maximum number of units until the award cycle has been completed. The maximum amount of the award is determined by the extent to which the actual results of GTE Corporation for five key financial measures exceed the target levels.

Pension Plan

     The following table illustrates the estimated annual benefits payable under the defined benefit pension plans of GTE Corporation. The information assumes normal retirement at age 65 and is calculated on a single life annuity basis, based upon final average earnings, integrated with social security as described below, and years of service.

	Years of Service
Final Average Earnings	15	20	25	30	35
$300,000	$63,765	$85,020	$106,275	$127,530	$148,785
400,000	85,515	114,020	142,525	171,030	199,535
500,000	107,265	143,020	178,775	214,530	250,285
600,000	129,015	172,020	215,025	258,030	301,035
700,000	150,765	201,020	251,275	301,530	351,785
800,000	172,515	230,020	287,525	345,030	402,535
900,000	194,265	259,020	323,775	388,530	453,285
1,000,000	216,015	288,020	360,025	432,030	504,035

     Messrs. Gibney, Parker, Monaghan and O’Brien participate in the GTE Service Corporation Plan for Employees’Pensions. The GTE Service Corporation Plan is a noncontributory pension plan for the benefit of all employees of GTE Service Corporation, a wholly owned subsidiary of GTE Corporation, and participating affiliates who are not covered by collective bargaining agreements. It provides a benefit based on a participant’s years of service and earnings. Pension benefits provided by GTE Service and contributions to the GTE Service Corporation Plan are related to basic salary and incentive payments, exclusive of overtime, differentials, some types of incentive compensation and other similar types of payments. Under the GTE Service Corporation Plan, pensions are computed on a two-rate formula basis of 1.15% and 1.45% for each year of service, with the 1.15% service credit being applied to that portion of the average annual salary for the five highest consecutive years that does not exceed $33,000, which is the portion of salary subject to the Federal Social Security Act, and the 1.45% service credit being applied to that portion of the average annual salary for the five highest consecutive years that exceeds this level up to the statutory limit on compensation.

     As of February 29, 2000, the credited years of service under the GTE Service Corporation Plan were 11, 2, 31 and 1 for Messrs. Gibney, Parker, Monaghan and O’Brien. Although these executives are no longer employed by GTE Service Corporation and no longer accrue a pension under the GTE Service Pension Plan as of June 30, 2000, they along with other active employees of Genuity who participate in the GTE Service Corporation Plan will continue to be credited with additional years of age and service with Genuity for purposes of early retirement eligibility under the GTE Service Corporation Plan. In addition, they will have an assumed annual salary growth of 3.5% under the GTE Service Corporation Plan. These special provisions will expire upon the earliest to occur of the following: (i) June 30, 2005; (ii) an employee’s termination of employment with Genuity; or (iii) the date that Genuity becomes a majority-owned subsidiary of Verizon. The service credit for GTE Corporation retiree welfare benefits will be provided in a similar manner to the service recognition for pension purposes.

     Under federal law, an employee’s benefits under a qualified pension plan, such as the GTE Service Corporation Plan, are limited to set maximum amounts. GTE Corporation maintains the Excess Pension Plan, which supplements the benefits of any participant in the GTE Service Corporation Plan in an amount by which any participant’s benefits under the GTE Service Corporation Plan are limited by law. In addition, the GTE Supplemental Executive Retirement Plan provides additional retirement benefits under management incentive plans or special arrangements as determined by GTE Service Corporation or one of its affiliates. The Supplemental Executive Retirement Plan and the Excess Pension Plan benefits are payable in a lump sum or an annuity.

Employment Agreements

     We have entered into employment agreements with Messrs. Gudonis, D. O’Brien, Farina and Parker. Under these agreements, the executives will receive the following base salaries: Mr. Gudonis, $500,000; Mr. O’Brien, $375,000; Mr. Farina, $400,000; and Mr. Parker, $260,000. In addition to these base salaries, we will provide each of these individuals with the opportunity to earn an annual performance-based cash bonus in accordance with the terms of our Executive Incentive Plan and to receive stock-based awards under our Long-Term Stock Incentive Plan. Each employment agreement has a three year term commencing on June 30, 2000, but the term is automatically extended for a fourth year unless we give written notice to the contrary at least ninety days prior to June 30, 2003. Pursuant to their respective employment agreements, each of Messrs. Gudonis, O’Brien, Farina and Parker will be entitled to severance benefits in the event that we terminate their employment for any reason other than cause or if the executive terminates his employment for good reason, as defined in the agreement, and we do not cure the basis for the termination within a specified period of time. If the termination occurs during the initial three year term of the employment agreement, the employee will become entitled to a severance payment equal to the greater of:

•	his then-current annual base pay plus his then-current target annual bonus for the remainder of the term of the employment agreement, payable over the remainder of the term of the agreement; or

•	two times the sum of his then-current annual base pay and his then-current target annual bonus, payable over the two-year period following termination of employment.

     If the termination occurs during or at the conclusion of a fourth year under the agreement, the employee will receive a severance payment equal to two times the sum of his then-current annual base pay and his then-current target annual bonus, payable over the two-year period following termination of employment.

     Under the agreements, Messrs. Gudonis, O’Brien, Farina and Parker agree that during employment and during any period of time in which the employee is eligible to receive severance payments under his employment agreement or, if longer, for a period of one year following termination of employment, they will not compete with Genuity or any related companies and that during employment and during any period of time in which the employee is eligible to receive severance payments under his employment agreement or, if longer, for a period of two years following termination of employment, they will not interfere with the business relations of Genuity or any related companies, including for example by soliciting employees or clients.

CHANGE IN CONTROL ARRANGEMENTS

     We completed our initial public offering on June 30, 2000. Prior to that date, we were a wholly owned subsidiary of GTE Corporation. In July 1998, Bell Atlantic Corporation and GTE Corporation agreed to enter into a merger of equals transaction. The merger closed on June 30, 2000. Bell Atlantic and GTE Corporation now operate under the name Verizon Communications.

     Section 271 of the Telecommunications Act of 1996 generally prohibits each of the former Bell Atlantic local telephone operating companies from providing long distance services that originate in any state in which it is an incumbent local telephone operating company. This prohibition also extends to services provided by any company in which Bell Atlantic owns an equity interest greater than 10%. Because we provide services that could be characterized as long distance services in states where Bell Atlantic operates an incumbent local telephone operating company, Bell Atlantic and GTE Corporation could not merge as long as we remained a wholly owned subsidiary of GTE Corporation. Accordingly, Bell Atlantic and GTE Corporation made a proposal to the Federal Communications Commission under which Verizon Communications would not own more than 10% of our common stock at the closing of their merger. The Federal Communications Commission adopted a memorandum opinion and order approving the merger of Bell Atlantic and GTE Corporation on June 16, 2000.

     The Federal Communications Commission order required that GTE Corporation exchange all of its shares of our outstanding common stock for shares of our Class B common stock, and that we conduct an initial public offering of our Class A common stock. Currently, our Class A common stock, which is owned by the general public, represents 90.5% of our outstanding voting common stock and our Class B common stock, all of which is owned by Verizon, represents 9.5% of our outstanding voting common stock.

     If Verizon eliminates applicable Section 271 restrictions, it may increase its ownership interest in us by converting the Class B common stock. Section 271 provides that the restrictions will be lifted as to a particular state when the incumbent local telephone company satisfies a competitive checklist prescribed by the Telecommunications Act and obtains authority from the Federal Communications Commission to provide long distance services in that state. Verizon has received the necessary authorization in New York to provide long distance services originating in that state. Verizon must eliminate applicable Section 271 restrictions in the other states in which it operates an incumbent local telephone operating company, either through the Section 271 process or otherwise, including through legislation, in order to increase its ownership in us.

     Under the Federal Communications Commission order, Verizon cannot convert its Class B common stock into more than 10% of our outstanding common stock until it has eliminated, as to at least 50% of the total billable access telephone lines owned in 1999 by Bell Atlantic in its region, the Section 271 restrictions applicable to its operation of our business. The total billable access telephone lines owned in 1999 by Bell Atlantic in its region are referred to as the “Bell Atlantic in-region lines.”When Verizon has eliminated the applicable Section 271 restrictions as to at least 50% of Bell Atlantic in-region lines, subject in specified circumstances to an obligation to offer its shares to us, it could transfer its shares of our Class B common stock to one or more third parties that would then be able to convert all of our Class B common stock into 800 million shares of Class A common stock. When Verizon has eliminated the applicable Section 271 restrictions as to 100% of Bell Atlantic in-region lines, it could convert its Class B common stock into 800 million shares of our Class A common stock or Class C common stock, subject to the terms of the Federal Communications Commission order.

CERTAIN TRANSACTIONS

     We have provided below a summary description of the significant agreements that we have executed with GTE Service Corporation and other affiliates of GTE Corporation, which are now part of Verizon Communications. These descriptions summarize the material terms of the agreements. We believe that the terms of these agreements are comparable to those that would have resulted from arms-length negotiations with parties other than GTE Corporation and its affiliates. We intend to negotiate any future agreements with Verizon on the same basis.

Transition Services Agreements

     Prior to our initial public offering, GTE Corporation and its affiliates provided a range of administrative and support services to us. We entered into an Agreement for Transition Services and an Agreement for Information Technology Transition Services with GTE Service Corporation to continue these services for a limited period of time.

     Agreement for Transition Services. Under this agreement, GTE Service Corporation will provide, to the extent we continue to require them on a brief transitional basis, the following services previously provided to us by various affiliates of GTE Corporation:

•	accounting and cash processing services, including payroll, asset accounting and accounts payable;

•	billing and collection processing services;

•	human resources services and benefits administration, including relationships with employee benefits providers; and

•	real estate support services, including project management and environmental and safety services.

     Agreement for Information Technology Transition Services. We and GTE Service Corporation entered into this agreement in order to provide or receive, to the extent either party continues to require them on a transitional basis, the following services:

•	software support services to ensure that software continues to run effectively after our initial public offering; and

•	hardware support services, including help desk support for personal computers, systems support centers for critical servers and local area network support.

     In addition, we will provide wide area network support to GTE Service Corporation and GTE Service Corporation will provide us with wide area network support in areas outside of the local service region of Verizon. GTE Service Corporation also will provide us with computer programming and technical services, including the development of software interfaces and modifications and enhancements to existing systems.

     Unless otherwise agreed, the ownership of any work product, including intellectual property, created during the provision of services under either of the transition service agreements will be determined under the terms and conditions of the Software Development and Technical Services Agreement described below. Similarly, any licenses relating to software will be granted on the same terms and conditions as used in the Software License Agreement described below.

     The fees for these transition services are fixed under the agreements and were negotiated based on historical costs and comparable market prices. Both agreements have a non-renewable term of one year, but the term of many services will be less than a year. We will be able to terminate each or any portion of the agreements at any time upon 120 days notice to GTE Service Corporation. As an exception, the billing and collection processing services require 180 days notice in order to provide adequate transition time. GTE Service Corporation has the right to terminate the agreements on 120 days notice only with respect to the information technology services that it receives from us. Until termination or expiration, GTE Service Corporation will be obligated to cooperate with us to transition the work to another provider and to use commercially reasonable efforts to secure our continued use of any necessary third party technology.

Purchase, Resale and Marketing Agreement

     We entered into a Purchase, Resale and Marketing Agreement under which Verizon will purchase services from us that will include Internet access, value-added e-business services and private line and asynchronous transfer mode transport services. Verizon will be permitted to use these services internally or resell them on a stand-alone basis or as part of a bundled solution. Those services resold by Verizon may be co-branded with us or may be branded without use of our marks. To the extent we jointly market our services with Verizon, we will do so in compliance with all applicable federal law. We will not jointly market our services with Verizon in states in which Verizon would not have legal authority under applicable federal law to operate our company. We have granted Verizon most favored customer pricing and volume-based discounts. Under the terms of the agreement, Verizon will purchase at least $500 million of our services over a five-year period. In the event that Verizon has not purchased $200 million in services by the end of the third year of the contract, it would be required to pay to us at that time the difference between the amount of services purchased to date and $200 million. Similarly, in the event Verizon has not purchased $500 million in services by the end of the fifth year of the contract, it would be required to pay to us at that time the difference between the amount of services purchased to that date, including any shortfall payment made at the end of the third year, and $500 million. The minimum purchase commitment is reduced in the event we do not comply with various obligations as to competitive pricing and other aspects of service, sale and delivery.

     In order for us to properly plan for increasing demands for our services by our customers, Verizon is required to provide us with 18-month forecasts of its requirements on a quarterly basis. The agreement will remain in effect for five years and is renewable for additional one-year periods by mutual consent of the parties. Verizon may terminate the agreement on ninety days notice if a legislative or regulatory order materially or adversely changes its rights, obligations or risks in relation to the resale of our services. In this event, Verizon is obligated to cooperate with us to ensure the orderly transition to us of all outstanding reseller agreements, including the assignment of these agreements, and to reimburse us for costs incurred by us relating to this transition.

     Under the agreement, if Verizon were to cause us to adjust our business as described below in this paragraph in order to convert its Class B common stock, it must provide us with 180 days prior written notice of the date on which it intends to convert its Class B common stock. This notice will also indicate if there are any states in which Verizon does not expect to have legal authority under applicable federal law to operate a long distance business at the time of the conversion of the Class B common stock. Upon receipt of this notice, we will adjust our operations in the states designated by Verizon in a manner necessary to allow Verizon to be in compliance with applicable federal law in these states after Verizon obtains a greater than 10% equity interest in our capital stock. In no event will the states designated by Verizon account for more than 3% of our total revenues during the preceding twelve months and in no event shall the adjustment of our operations result in the loss of overall revenue in excess of 3% of our total revenues during the preceding twelve months. Verizon will agree to pay an amount necessary to make us financially whole as a result of our modification of our business pursuant to this arrangement.

     In conjunction with the Purchase, Resale and Marketing Agreement described above, we also plan to provide to Verizon undersea cable capacity in the ARCOS-1 Caribbean Ring System and have committed to negotiate with Verizon with respect to operating capacity on the Americas III Cable Network currently under construction.

Intellectual Property Agreements

     In connection with our initial public offering, we entered into the following agreements with GTE Service Corporation in order to allocate rights relating to then existing and future patents, software and other types of intellectual property and technical services.

     Intellectual Property Ownership and Cross License Agreement. This agreement apportioned the ownership of patents, patent applications and other types of intellectual property between GTE Service Corporation and us. Under the agreement, patents and patent applications that existed at the time of our initial public offering and that related exclusively to us will be owned exclusively by us. Those patents and patent applications that existed at the time of our initial public offering that related to both us and GTE Service Corporation are to be jointly owned by us and GTE Service Corporation. The remaining patents and patent applications that related to GTE Service Corporation are owned exclusively by GTE Service Corporation. Both we and GTE Service Corporation granted each other a perpetual, non-exclusive, royalty-free worldwide license to each other’s existing patents and patent applications. In addition, under the terms of this agreement, we jointly own any then existing, non-statutory intellectual property. Those patents and patent applications that either GTE Service Corporation or we develop in the future will be owned pursuant to applicable laws or any controlling agreements.

     Software License Agreement. We entered into a Software License Agreement with GTE Service Corporation under which it granted us a non-exclusive, non-transferable, worldwide license to use for our internal operations software programs owned by GTE Service Corporation. In addition, GTE Service Corporation will provide us with updates to the licensed software programs pursuant to the Agreement for Information Technology Transition Services described above. In exchange for the license, we will pay GTE Service Corporation an annual license fee for each licensed software program. The term of each license will be one year and will be automatically renewable for successive one-year periods upon the payment of annual license fees. We may terminate or cancel any software license upon thirty days written notice to GTE Service Corporation. The licenses that GTE Service Corporation granted us pertain to the object code of the licensed software programs only. The source code of the licensed software programs has been placed in an escrow account and will be made available to us pursuant to the terms and conditions of a separate escrow agreement.

     Software Development and Technical Services Agreement. Under this agreement, GTE Service Corporation will provide us with software development and other technical services. For services related exclusively to our business, the newly created deliverable, including any newly created software and accompanying documentation, and all intellectual property rights in the deliverable, will be transferred to us by GTE Service Corporation. In return, we will grant to GTE Service Corporation a perpetual, royalty-free worldwide license to any deliverable owned by us for the internal use of GTE Service Corporation only. For services not related exclusively to us, GTE Service Corporation will retain ownership of any deliverable and will grant us a non-exclusive, royalty-free, non-sublicensable, non-transferable license to use the deliverable owned by GTE Service Corporation for our internal use only. The agreement will have a term of one year and will be renewable for successive one-year terms by mutual consent of the parties. We may terminate the agreement at any time following written notice to GTE Service Corporation.

Network Monitoring Agreement

     We entered into an agreement with GTE Network Service pursuant to which we receive continuous monitoring for some elements of our network infrastructure, including monitoring of network-enabling devices and processes to detect anomalies occurring in the network. The fees for monitoring services are fixed under this agreement and were negotiated based on historical costs and comparable market prices. The agreement may be terminated by us on ninety days notice. Verizon will cease providing network monitoring services to us by October 31, 2000.

Real Estate Agreements

     We have entered into several agreements with Verizon to allocate space in various leased and owned properties between us and Verizon. None of the properties involved are material to our operations or business. The provisions of each agreement, including the lease and sublease payment of rent terms, vary depending on the underlying lease at the specified property and the result of negotiations pertaining to specific issues at a specified property.

     In order to effect our transition to a stand-alone company, GTE Corporation also agreed to issue new guaranties and to continue existing guaranties in order to support our real estate obligations. GTE Corporation has agreed to continue to issue new guaranties until December 31, 2000 or the date on which both Standard &Poor’s and Moody’s publish a credit rating for us, whichever occurs first. We have agreed to pay GTE Corporation a commercially reasonable fee during the time the guaranties are in force.

Registration Rights Agreement

     Verizon and its transferees or assignees are entitled to cause us to register shares of Class A common stock that are issued following the conversion of either our Class B common stock or our Class C common stock. We may postpone the filing of any registration statement up to two times for a total of ninety days in the event that the filing (1) would require the disclosure of sensitive information that would be seriously detrimental to us or (2) would occur at a time in which we are working on our annual audited financial statements. If marketing reasons dictate, the managing underwriter of any underwritten offering will have the right to limit the number of shares of Class A common stock that Verizon and its transferees or assignees include in any registration statement. We will pay all expenses incurred in connection with the filings described below, except for underwriter discounts and commissions, which will be paid by each of the selling stockholders.

     Demand Registration Rights. At any time after December 31, 2000, Verizon and its transferees or assignees can request on sixteen occasions that we register all or a portion of their shares of Class A common stock on a registration statement so long as the total number of shares requested to be registered is at least the greater of (1) the value of five percent of the shares of Class A common stock issued and outstanding immediately after our initial public offering and (2) an aggregate value of $100,000,000, in each case based on the closing trading price of the Class A common stock on the date the demand to file the shares of Class A common stock is made. We are not required to file more than one demand registration statement within ninety days of the effectiveness of any registration statement, other than a shelf registration statement as described below.

     Piggyback Registration Rights. At any time after December 31, 2000, if we register any of our securities for public sale, either for our own account or for the account of any holder of our securities, Verizon and its transferees or assignees will have the right to include their shares of common stock in such registration. This right, however, applies only to a registration statement relating to an underwritten public offering for cash.

     Shelf Registration Rights. At any time after July 1, 2001, in the event that Verizon or one of its affiliates issues any securities that are convertible into or exchangeable for shares of our Class A common stock owned by Verizon, Verizon will have the right to request that we file a registration statement relating to the conversion or exchange of the securities issued by Verizon or its affiliates. However, we will not be required to make such a filing unless the total number of shares requested to be registered is at least the greater of (1) the value of five percent of the shares of Class A common stock issued and outstanding immediately after our initial public offering and (2) an aggregate value of $100,000,000, in each case based on the closing trading price of the Class A common stock on the date the demand to file the shares is made.

Recapitalization Agreement

     On June 22, 2000, GTE Corporation executed a recapitalization agreement in connection with its receipt of our Class B common stock. Under this agreement, GTE Corporation exchanged all of its shares of our common stock for shares of Class B common stock that represented 9.5% of the total number of shares of our common stock outstanding immediately after the completion of our initial public offering. The recapitalization agreement contains customary representations and warranties, including with respect to the issuance of the Class B common stock. The agreement also contains the provisions relating to the following:

     Genuity Right of First Offer. Under the terms of the Federal Communications Commission order, if Verizon seeks to sell some or all of its shares of our Class B common stock, or the shares of our Class A common stock received by it on conversion of all or some of its shares of our Class B common stock, after eliminating the applicable Section 271 restrictions as to at least 50% but less than 95% of Bell Atlantic in-region lines, Verizon will first offer to sell those shares to us with the purchase price payable in the form of an unsubordinated, marketable debt instrument of Genuity with a fair market value equal to its face value. Our issuance to Verizon of such a debt instrument shall constitute an exception to any limitation on the aggregate amount of our debt that Verizon may hold pursuant to the Federal Communications Commission order. This debt instrument will bear interest at a commercially reasonable rate, comparable to rates under similar instruments held by companies with debt ratings comparable to ours, with a commercially reasonable time for repayment. The purchase price for all of the shares of Class B common stock will be equal to the lower of (a) the fair market value of those shares as determined by a nationally recognized independent investment banker selected jointly by Verizon and us or (b) the sum of:

•	the value of a 10% equity interest in us at the time of such sale, based on the average of the closing prices of the Class A common stock on the thirty trading days prior to the date Verizon offers the shares to us; and

•	the amount Verizon would have had on the date of the completion of the sale if it had taken the amount of its initial investment in us above a 10% equity interest, based on the initial public offering price for our Class A common stock of $11.00 per share, and invested such amount at the time of the closing of such offering in the S&P500 Index.

     Verizon has agreed to grant any consent necessary for us to be able to complete the purchase of their Class B common stock.

     If Verizon sells all of its Class B common stock, except an amount that can be converted into a 10% interest, the purchase price under clause (b) above shall be only the amount described in the second bullet. We are required to notify Verizon of our intent to purchase the shares within ninety days after their offer to us. If we decide to purchase the shares, we will have 180 days from the date of the offer to complete the purchase.

     If we decline to purchase the shares or fail to complete the purchase, Verizon will transfer the shares to a disposition trustee selected in accordance with the rules of the Federal Communications Commission, who will attempt to sell the shares to a third party. As required by the Federal Communications Commission order, Verizon is not entitled to proceeds from the third party sale that exceed an amount determined in the same manner as the amount for which we could have purchased the shares as described in clause (b) above, and Verizon shall remit to the United States Treasury any proceeds in excess of that amount, as adjusted to reflect taxes on that amount, or such lesser amount as the Federal Communications Commission may determine.

     Receipt of Portion of Class B Common Stock Appreciation Upon Conversion or Sale by Verizon. After Verizon has eliminated applicable Section 271 restrictions as to 100% of Bell Atlantic in-region lines, Verizon may increase its ownership of our capital stock to an amount in excess of 10% by converting its shares of our Class B common stock into either Class A common stock or Class C common stock. Under the Federal Communications Commission order, Verizon must at the time of this conversion, or at the time of a sale of its shares of our Class B common stock after it has eliminated applicable Section 271 restrictions as to at least 95% of Bell Atlantic in-region lines, elect either:

•	to make a payment to us for distribution to the holders of our Class A common stock; or

•	to adjust the applicable conversion ratios by receiving fewer shares of our Class A common stock or Class C common stock than it would otherwise be entitled to upon conversion, in which case we would distribute the shares relinquished by Verizon to the holders of our Class A common stock.

     In either event, the holders of our Class A common stock will receive a portion of the appreciation of the shares of our Class B common stock converted by Verizon.

     Verizon will use the following calculation to determine the amount of the cash paid to us or the number of shares of Class A common stock or Class C common stock relinquished by it upon conversion:

     First, Verizon will engage a nationally recognized investment banker that has no prior association with Verizon to determine the total appreciation of its shares of our Class B common stock. The appreciation will be determined in proportion to the appreciation in the publicly traded Class A common stock as adjusted, if necessary, to eliminate any increase reflecting the anticipation of the payment or conversion change and distribution contemplated by this paragraph, minus the initial value of our Class B common stock held by Verizon on an as-converted basis, based on the initial public offering price of our Class A common stock of $11.00 per share.

     Second, the appreciation that would be attributable to a 10% interest in us will be subtracted from the total appreciation.

     Third, as of each anniversary of the closing of our initial public offering, a percentage will be determined equal to 25%, which the Federal Communications Commission has determined to be a reasonable approximation of the portion of our business in the region of Bell Atlantic, multiplied by a fraction, the numerator of which is the number of Bell Atlantic in-region lines as to which applicable Section 271 restrictions have not been eliminated and the denominator of which is the total number of Bell Atlantic in-region lines. Those annual percentages will be averaged.

     Finally, the amount of the cash that Verizon will pay to us or the number of shares of Class A common stock or Class C common stock that it will relinquish is equal to the average percentage multiplied by the appreciation as determined using the calculation explained in the prior paragraphs. If Verizon chooses to make a cash payment to us for distribution to the holders of Class A common stock, this amount will be tax adjusted to reflect the fact that Verizon would have to pay taxes if it sold our common stock or other assets to raise the capital required for this payment. If Verizon chooses instead to receive fewer shares of Class A common stock or Class C common stock, the amount of appreciation that Verizon will forego will be converted into a number of shares of our Class A common stock that will be distributed to the other holders of Class A common stock.

     Right to Purchase Additional Shares Upon Conversion. If at any time during the one year following the conversion by Verizon or its affiliates of any shares of Class B common stock Verizon and its affiliates control shares of Class A common stock and Class C common stock that together equal or exceed 70% of the total number of shares of common stock then outstanding, Verizon will have the right during the one year following the conversion to acquire from us a number of shares of Class A common stock so that, immediately after the acquisition, Verizon and its affiliates combined ownership of our Class A common stock and Class C common stock will be equal to 80% of the total number of shares of common stock then outstanding. For purposes of calculating in the preceding sentence the total number of shares of common stock outstanding (1) shares of Class B common stock that can never be converted into more than their proportionate share of 10% of our total common stock outstanding shall be considered to have been converted on that basis and (2) other shares of Class B common stock shall be considered to have been converted to the maximum extent permitted under our certificate of incorporation. This right to purchase additional shares may be exercised only one time. The price payable per share in this purchase would consist of cash, stock or other property with a fair market value equal to the average of the closing prices for the Class A common stock for the thirty trading days immediately preceding the date of the purchase. In the event Verizon elects to pay the purchase price in property, the fair market value of such property will be established by an appraisal conducted by a nationally recognized appraiser chosen by our independent directors. Verizon shall not be permitted to pay the purchase price in property if our independent directors determine that:

•	our ownership of such property will violate applicable law, including without limitation any federal or state regulations applicable to us; or

•	the property is not reasonably useful to us in light of our then existing business plan.

Consent Requirements. The recapitalization agreement contains provisions requiring us to obtain the consent of Verizon prior to taking the following actions:

•	making any acquisition or series of related acquisitions for consideration that exceeds 20% of our market capitalization at the time of such acquisition or, if earlier, upon our entering into an agreement to effect the acquisition, where market capitalization is determined by multiplying the closing price of our Class A common stock on the date of determination by the number of shares of common stock outstanding on that date, assuming for purposes of this calculation that (1) shares of Class B common stock that can never be converted into more than their proportionate share of 10% of our total common stock outstanding shall be considered to have been converted on that basis and (2) other shares of Class B common stock shall be considered to have been converted to the maximum extent permitted under our certificate of incorporation;

•	making any acquisition for consideration in excess of $100 million or entering into any joint venture in which our investment is more than $100 million, in each case that is not closely related to our business;

•	making any disposition or series of related dispositions for consideration in excess of 20% of our market capitalization at the time of such disposition or, if earlier, of our entering into an agreement to effect such disposition;

•	incurring indebtedness (including capital leases, guarantees of indebtedness of others, letters of credit and indebtedness acquired in connection with any acquisition, but excluding trade accounts payable) (1) in any calendar year that exceeds $3.85 billion, net of any indebtedness repaid during that same calendar year, or (2) at any time, if immediately after the incurrence thereof, our indebtedness would exceed $11.0 billion;

•	entering into any agreement or arrangement that (1) binds or purports to bind, or following conversion, would bind or purport to bind, Verizon or any of its affiliates, or (2) contains provisions that trigger a default or require a material payment when Verizon exercises its rights to convert the Class B common stock;

•	declaring extraordinary dividends or making other extraordinary distributions to the holders of our capital stock;

•	issuing any equity securities or securities convertible or exercisable into equity securities except for:

(1)	equity securities issued in connection with acquisitions, in an aggregate amount not to exceed 30% of the shares of common stock outstanding upon the completion of our initial public offering;

(2)	equity securities issued to fund operating needs, including capital expenditures, in an aggregate amount not to exceed 5% of the shares of common stock outstanding upon the completion of our initial public offering;

(3)	equity securities issued or granted to our employees, provided that:

(a)	the number of equity securities issued or granted to individuals who were employees on April 6, 2000 does not exceed in the aggregate 5% of the shares of common stock outstanding upon the completion of our initial public offering;

(b)	the number of equity securities issued or granted to individuals who first become our employees within nine months of April 6, 2000, other than individuals who become our employees as a result of their former employer being acquired by us, does not exceed in the aggregate 1% of the shares of common stock outstanding upon the completion of our initial public offering;

(c)	the number of equity securities issued or granted to individuals who become our employees beginning on or after January 6, 2001, other than individuals who become our employees as a result of their former employer being acquired by us, does not exceed in the aggregate 2.95% of the shares of common stock outstanding upon the completion of our initial public offering;

(d)	the number of equity securities issued or granted to non-employee directors does not exceed in the aggregate 0.05% of the shares of common stock outstanding upon the completion of our initial public offering;

(e)	the number of equity securities issued to a trustee or other fiduciary, or granted or reserved for issuance to our employees described in the previous clauses (a), (b) and (c) in connection with our 401(k) or any similar plan does not exceed 0.5% of the shares outstanding upon completion of our initial public offering; and

(f)	the number of equity securities issued or granted to individuals who become our employees as a result of their former employer being acquired by us, including equity securities issued, granted or reserved for issuance to a trustee or other fiduciary or to our employees described in clause (e) in connection with our 401(k) or any similar plan, does not exceed 6% multiplied by the total of: (i) the number of shares of common stock outstanding upon the completion of our initial public offering, plus (ii) the number of shares issued in connection with acquisitions completed by us, minus (iii) the aggregate number of shares of common stock that may be issued under clauses (a), (b), (c), (d) and (e) above.

     For the purpose of calculating the percentage of the shares of common stock outstanding upon the completion of our initial public offering in subsections (1), (2) and (3) above, all shares of Class B common stock shall be deemed to have been converted into shares of Class A common stock to the maximum extent permitted under our certificate of incorporation. If options expire or terminate after being granted under subsection (3) above, those shares become available for any of the purposes stated in subsections (1) through (3).

     We will not be required to obtain the consent of Verizon to take the above actions if at any time:

•	Verizon and its affiliates collectively do not have the right to vote more than 50% of the then outstanding shares of Class B common stock; or

•	the shares of common stock that Verizon and its affiliates collectively own would constitute 10% or less of our then outstanding common stock on an as converted basis; or

•	any person and its affiliates, other than Verizon and its affiliates, collectively own more than 50% of the then outstanding shares of Class B common stock.

Verizon may assign these consent rights to a third party who may exercise them so long as the third party directly or indirectly:

•	owns and has the right to vote more than 50% of the then outstanding shares of our Class B common stock; and

•	owns or has the right to acquire more than 50% of our then outstanding common stock on an as converted basis.

     For purposes of calculating the ownership of our common stock on an as converted basis in the two preceding paragraphs, the shares of Class B common stock that can never be converted into more than their proportionate share of 10% of our total common stock outstanding shall be considered to have been converted on that basis. All other shares of our Class B common stock shall be considered to have been converted to the maximum extent permitted under our certificate of incorporation.

Indemnification Agreements

     In connection with our initial public offering, we transferred contracts to newly formed limited liability companies that are now a part of Verizon. The transferred contracts, entered into with the United States Government, include primarily research and development contracts in the areas of mobile networking, speech and language processing, applied physics and acoustic signal processing, as well as contracts for the management of government data networks. Simultaneously with the transfer, we entered into indemnification agreements that provide that Verizon shall indemnify us for any claims arising under these contracts.

STOCKHOLDER PROPOSALS

     We currently expect to hold our first annual meeting of stockholders in May 2001 and to begin printing and mailing the proxy statement and form of proxy to be furnished to all stockholders entitled to vote at such meeting in April 2001. To be eligible for inclusion in the proxy statement for our first annual meeting of stockholders, proposals of stockholders must be received at our principal executive offices not later than a reasonable time before we begin to print and mail our proxy materials. Those stockholder proposals that are not intended to be included in our proxy statement for such meeting, but that are intended to be presented by the stockholder at such annual meeting of stockholders, must be received not earlier than the close of business on December 30, 2000 and not later than the close of business on January 31, 2001. If a stockholder wishing to present a proposal at our first annual meeting of stockholders fails to notify us by January 31, 2001, the proxies that our management receives for the annual meeting will confer discretionary authority to vote on any stockholder proposals properly presented at that meeting. In order to curtail any controversy as to the date on which a proposal was received by us, we suggest that proponents submit their proposals by certified mail, return receipt requested.

TRANSACTION OF OTHER BUSINESS

     At the date of this proxy statement, the only business that the board of directors intends to present or knows that others will present at the special meeting is as set forth above. If any other matter or matters are properly brought before the special meeting or any adjournment or postponement thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

PROXY

GENUITY INC.

3 Van de Graaff Drive
Burlington, MA 01803

SOLICITED BY THE BOARD OF DIRECTORS
FOR A SPECIAL MEETING OF STOCKHOLDERS ON THURSDAY,
NOVEMBER 16, 2000

The undersigned hereby appoints Paul R. Gudonis and Ira H. Parker, each with the power to appoint his substitute, and hereby authorizes each of them individually, to represent the undersigned and to vote, as designated on the reverse side, all shares of Class A common stock of Genuity Inc., held of record by the undersigned on September 18, 2000 at a special Meeting of Stockhloders to be held on November 16, and any adjournments thereof.

This proxy when properly executed will be voted as directed. If no direction is given with respect to the Election of Directors, this proxy will be voted FOR all nominees.

Please mark, sign, date and return this proxy promptly, using the enclosed envelope. No postage is required if mailed in the United States.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE SIDE	SEE REVERSE SIDE

Vote by Telephone

It's fast, convenient, and immediate! Call Toll-Free on a Touch-Tone Phone 1-877-PRX-VOTE (1-877-779-8683). Follow these four easy steps:

1.	Read the accompanying Proxy Statement and Proxy Card.

2.	Call the toll-free number 1-877-PRX-VOTE (1-877-779-8683).

3.	Enter your 14-digit Voter Control Number located on your Proxy Card above your name.

4.	Follow the recorded instructions.

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Vote by Internet

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Follow these four easy steps:

1.	Read the accompanying Proxy Statement and Proxy Card.

2.	Go to the Website http://www.eproxyvote.com/genu

3.	Enter your 14-digit Voter Control Number located on your Proxy Card above your name.

4.	Follow the recorded instructions.

Your vote is important! Go to http://www.eproxyvote.com/genu

Do not return your Proxy Card by mail if you are voting by Telephone or Internet

DETACH HERE
|X|	Please mark votes as in this example.

1.	Election of Directors.

Nominees for term ending at the Annual Meeting of Stockholders for 2001:

(01)	Philippe P. Dauman

(02)	Duncan M. Davidson

(03)	John W. Gerdelman

(04)	Debra L. Lee

Nominees for term ending at the Annual Meeting of Stockholders for 2002:

(05)	Paul J. Collins

(06)	John H. Dasburg

(07)	Gordon Eubanks

(08)	Benson P. Shapiro

Nominees for term ending at the Annual Meeting of Stockholders for 2003:

(09)	Jeffrey M. Cunningham

(10)	Paul R. Gudonis

(11)	John R. Harris

(12)	Edward D. Horowitz

For all nominees [ ] WITHHELD from all nominees [ ]

[ ]	———————————————————— FOR all nominees except as noted above:

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT     [  ]

MARK HERE IF YOU PLAN TO ATTEND THE MEETING     [  ]

Please sign exactly as your name appears heron, joint owners should each sign. Executors, administrators, trustees, guardians or other fiduciaries should give full title as such. If signing for a corporation please sign in full corporate name by a duly authorized officer.

Signature:                                    Date:

Signature:                                    Date: